Ex. 99.1

               [PowerHouse Technologies Group, Inc. Letterhead]


                                        Contact:  Gregory A. Duffell
                                                  Chief Operating Officer
                                                  (925) 328-1075

                                                         -or-

                                                    Ron Stabiner
                                                    The Wall Street Group, Inc.
                                                    (212)-888-4848

FOR IMMEDIATE RELEASE:
----------------------


POWERHOUSE TECHNOLOGIES GROUP, WITH NEW FUNDING AND REGULATORY COMPLIANCE, ANTICIPATES ACCELERATED SALES FOR MIGO PRODUCT LINE

SAN RAMON, Calif., March 31, 2004 - POWERHOUSE TECHNOLOGIES GROUP, INC. (PWHT.PK), the developer of the Migo, a mobile computing solution that enhances personal productivity, today announced that the Company is current with all of its financial and regulatory filings and is taking the necessary steps to reinstate trading of its shares on the Over-the-Counter Bulletin Board, with the goal of an eventual listing of its shares on a broader U.S. market or exchange.

"With the launch last November of our revolutionary new Migo product, a recently secured bridge financing, and compliance with Securities and Exchange Commission filing requirements, PowerHouse Technologies is well positioned to capitalize on anticipated growth," stated Chief Executive Officer Jay Elliot. "Unforeseen delays in filing 10Q quarterly financial reports that include the fiscal third quarter ended Dec. 31, 2003, were due in part to the task of compiling the required data following our merger transaction with Agate Technologies, Inc., in May 2003. With the merger behind us and our financial documentation in good stead, we can actively concentrate our focus on expanding the Migo's market base and the development of a new line of products."

On March 2, 2004, the Company signed a Term Sheet for the sale of up to $12 million of Series A Convertible Preferred Stock. The terms of the offering have not yet been finalized. In conjunction with this sale the Company signed an agreement to secure immediate bridge financing of up to $1,250,000. As of March 26, 2004, the Company had received $1,000,000 as part of the Bridge Financing.

In its latest regulatory 10Q filing for its fiscal third quarter ended Dec. 31, 2003, PowerHouse reported its first sales of $238,615 of the Migo and a net loss of $1,075,534. "These results are consistent with a company in an early stage of growth," Mr. Elliot said. "Our growing pipeline of sales, and broadening stable of products, should generate substantial revenue during our first full sales year." The Company's fiscal year begins April 1.

The Migo, housed in a thumb-sized casing that can be carried in a pocket or on a keychain, is a portable computer system currently operated through a USB port. Unlike other flash memory devices, users of the Migo can carry and access their personal settings and desktop environments on nearly any computer -- complete with their files, Outlook(r) email, wallpaper, favorites, presentations, photos, MP3 files and more. The Migo will have three levels of security - including biometric thumb print identification, password protection and encryption. If lost, no else can access the Migo's data. Unique to the Migo is its synchronization technology, which captures the personalized environment of a user's personal computer and enables the users to carry the information securely on the Migo. The user can connect the Migo to any other PC and display the same unique environment, synchronizing the data and leaving no data trace once it is removed.

About PowerHouse Technologies Group, Inc.

PowerHouse Technologies Group, Inc., (www.powerhousetechnologies.info), headquartered in San Ramon, Calif., develops, acquires and markets computing software and infrastructure technologies that improve the way mobile information is securely stored, carried and accessed.


SAFE HARBOR PROVISION



Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in PowerHouse Technologies Group, Inc.'s filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.